UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2016

ACCURAY INCORPORATED

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace

Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Note Repurchases.

From January 11 through January 15, 2016, in privately-negotiated transactions, Accuray Incorporated (the “Company”) repurchased approximately $63.4 million in aggregate principal amount of its 3.75% Convertible Senior Notes due August 2016 (the “2016 Notes”) for $66.6 million in cash.  The Company anticipates that the closings of these repurchases will be completed by January 20, 2016.

Following the closings of these repurchases, the Company estimates that approximately $36.6 million in aggregate principal amount of 2016 Notes will remain outstanding. The Company expects to record a charge in the third quarter of fiscal 2016 of approximately $1.0 million associated with the repurchases of the notes.

Related Press Release.

On January 19, 2016, the Company issued a press release with respect to the transactions described above. A copy of this press release is furnished as Exhibit 99.1 hereto.

This report contains forward-looking statements regarding the amount of the third quarter charge to be recorded. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents the Company files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically the Company’s most recent Form 10-K, filed on August 28, 2015, the Company’s report on Form 10-Q, filed on November 5, 2015, and the Company’s other filings with the SEC. These documents contain and identify important factors that could cause the actual results for the Company, on a consolidated basis, to differ materially from those contained in our forward-looking statements (see Risk Factors). Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 19, 2016, titled “Accuray Announces Repurchases of Convertible Debt.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACCURAY INCORPORATED

Dated: January 19, 2016	By:	/s/ Kevin Waters
Kevin Waters
Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated January 19, 2016, titled “Accuray Announces Repurchases of Convertible Debt.”